Exhibit 10.23

COMPUTER SERVICES CONTRACT

Between

The company Cdiscount SA, capital € 5,162,154.62, legal address at 120-126 Quai de Bacalan, 33000 Bordeaux, registered under number 424 059 822 in the Bordeaux Register of Commerce and Companies, duly represented by Nicolas WOUSSEN, Executive Director,

Hereinafter “Cdiscount”;

And

The company CCV, SNC, capital € 2,500,000.00, legal address at 1 Esplanade de France, 42000 Saint Etienne, registered under number 501 655 245 in the Saint Etienne Register of Commerce and Companies, duly represented by Mr. Jean ULRICH, Executive Director

Hereinafter “CCV”;

PREMISES

CCV is a computer services company and has the human, technical, and financial resources needed for carrying out these services.

Cdiscount, in the context of its remote sales activity, wishes to hire CCV to carry out computer services, specifically home delivery of the services to Cdiscount clients.

It should be noted that Cdiscount wishes to hire CCV to do these services on the condition that the prices of other providers on the market are offering similar services of an equivalent level of quality. To this purpose, as an essential condition without which Cdiscount will not be hired, the Parties have agreed to annually review the prices that CCV charges compared to the market prices.

BASED ON THE ABOVE THE PARTIES HAVE AGREED AS FOLLOWS :

1. Purpose

In the context of this present contract (hereinafter the “Contract”) CCV promises a series of computer services on behalf of Cdiscount, specifically the activity of home delivery of the products ordered by the clients of Cdiscount.

2. Obligations of the Parties

Cdiscount commits to communicate to CCV, by the times required, the necessary information regarding the nature and purpose of the service, and of any additional services. It must also specify to CCV the conditions of removal and delivery of the packages to be shipped.

Cdiscount is liable in the case it fails to fulfill its obligation of information and declaration of the nature and the inherent particularities of the packages.

Cdiscount alone will bear the consequences resulting from any declarations or documents that are erroneous, incomplete, inapplicable, or supplied late.

CCV will pick up the packages at the points agreed upon by the Parties, depending on the nature of the service expected.

CCV commits to inform Cdiscount as soon as possible of any difficulties that may arise in the course of carrying out the contracted services.

In the case that Cdiscount wants the packages shipped and / or delivered to be returned to them, it must notify CCV as soon as possible after it is informed on the status of the packages.

The packages must be delivered into the hands of the recipient, or its representative, whose name is written on the shipping document or any other delivery document. The delivery will be considered completed when the package is delivered to the recipient or, in the case where the recipient is not present to receive the package, at the time the merchandise is placed in a storage facility.

3. Duration

The Contract is effective as of 01/01/2013, for the duration of one year.

The Contract is tacitly renewable at its end date, for periods of this same duration, except in the case that one of the Parties pronounces that it is withdrawing from the contract before it expires, by registered letter with return receipt to another Party, with prior notice of three (3) months.

4. Quality of Service

CCV assures a series of services for Cdiscount for shipping the packages entrusted to it by Cdiscount, to the addresses of Cdiscount’s clients.

Cdiscount may report to CCV on the quality of its services using various indicators, and may be ordered to immediately contact the CCV management in the case that the quality indicators lower in ways that affect CCV. CCV will be available to review the indicators with Cdiscount and if necessary to find solutions, if it is determined that the quality of service has decreased.

CCV may not under any circumstance release itself from all or part of its obligations on the basis of any agreements it may have made with third parties, including as regards quality of information, documents, assistance, and all other elements which it may have received from third parties.

5. Territory

5.1          CCV will assure the services which are the purpose of the Contract, upon demand from    Cdiscount, for all of metropolitan France (excepting Corsica and the Islands).

5.2          The delivery locations must be normally accessible for a 3.5 ton delivery utility vehicle with two     drive wheels. In case of a lack of accessibility, CCV reserves the right not to carry out the home delivery, and to bill it to Cdiscount.

6. Cancellation of orders / Negative flow

6.1.         If a CDISCOUNT client cancels an order when the product has arrived on the CCV regional platform, the cost of return will be charged to CDISCOUNT.

6.2.         In the case of anomalies in the delivery flow, a return procedure is provided and priced.

7. Prices

CCV invoices the services according to the price table agreed to with Cdiscount (hereinafter “CCV Price”), shown in Attachment 1.

The CCV Price is valid for one (1) year and revisable on the 1st of March of each year, on the conditions provided in Article 7.1.

7.1.         Annual Revision

Once per year, Cdiscount has the right to submit a tender to CCV’s competitors for the services it has contracted to CCV.

Depending on the results of this tender, which must consist of a minimum of two price offers, and of which CDiscount commits to send the detailed results to CCV, a price range entitled “Market Price” will be evaluated by the Parties regarding the characteristics and conditions of the services.

Taking this “Market Price” as reference, the Parties will begin negotiations at the latest by 1 February of each year, and end them as soon as possible before the 1st of March.

If the Parties are able to come to an agreement on the new Contract price starting from the 1st of March of the year in progress, that price will apply starting from that date.

In the contrary case, the old price will continue to apply, but each of the Parties may then end the Contract, with no damage to either party, with reasonable prior notice by registered letter with return receipt.

Regarding the price revision on 1 March 2013, the Parties can agree on whether payments during the second half of 2013 will be made with one or multiple credit notes/invoices.

In the measure in which the Contract price is revisable to a higher or lower price, if necessary CCV can take the initiative and request a revision of the Contract price if CDiscount has not taken the initiative of announcing a tender.

7.3          Payment Methods

By the 3rd (third) business day of month M+1 at the latest, CCV will send Cdiscount a service report for month M, reporting specifically :

•                  Number of packages home-delivered;

•                  Number of returns and other services;

•                  Damages owed due to loss/damage;

•                  Total amount to be invoiced by CCV to Cdiscount.

CCV will issue an invoice for month M on the basis of the above-mentioned service report. This invoice must itemize each package invoiced.

The invoices must be paid by Cdiscount within 30 days of the invoice date. In the case of late payment, lateness fees will be charged in full starting from the due date of the invoice, at a rate equal to the legal rate.

Cdiscount can offset its receivables from CCV with CCV’s receivables from Cdiscount, as long as the conditions of the legal compensation are compatible.

8.             Personal Information

Cdiscount is the owner of all rights over the information, particularly the personal information of Cdiscount’s clients, which is communicated to CCV in the context of execution of the Contract.

Since this information is the property of Cdiscount both for the duration of the Contract and after it is ended, and some of it is personal information of Cdiscount’s clients, CCV commits to refrain from infringing directly or indirectly on the rights of Cdiscount and of these clients, and specifically to refrain from making the information available to competitors and/or to unauthorized third parties and to refrain from treating it and/or exploiting it for a purpose other than that provided in the Contract.

To this effect, CCV commits to take all necessary measures to protect said rights, as regards both its personnel, and third parties, and specifically, to take care to:

•                  limit access to package tracking application to its employees involved in the execution of this present Contract;

•                  not export the information contained in the package tracking application;

•                  not create any computer processes using the information affixed to the packages.

The Parties are in conformance with the applicable French and community [European community] legislation and laws governing protection of personal privacy and personal information.

As it is responsible for the computer processing, Cdiscount will make it its business to carry out the formalities required of it under computer law [Loi informatique et libertés (computer law and liberties)] No. 78-17 of 6 January 1978 as amended).

9.             Liabilities and Guarantees

The Products received remain fully and in their entirety the property of CDISCOUNT. CDISCOUNT remains liable with regard to all third parties for damages of all kinds caused by the fact of the Products of which it is the owner.

It is expressly stipulated that C Chez Vous will assume no liability in connection with the intrinsic qualities (health or other) of the Products, these Products having been selected by CDISCOUNT, which is buying them in accordance with the terms and conditions agreed upon solely by it and its Suppliers, whatever their origin, except in the case of grave or intentional misconduct of C Chez Vous in the execution of its service. CDISCOUNT guarantees C Chez Vous and its insurers against all third party claims on this matter. C Chez Vous will be liable, to CDISCOUNT as well as to all third parties, for all damages resulting from its contractual obligations.

C Chez Vous will be liable to CDISCOUNT for damages caused by subcontractors which C Chez Vous may use to assist it or to execute on its behalf an obligation and/or service under the contract.

10.          Clandestine Labor — Social Obligations

CCV commits to respect the dispositions of the Labor Code against illegal labor, and more generally all of its obligations as defined in that code, and to show proof of such to Cdiscount immediately upon demand.

11.          Insurance

CCV attests that it has subscribed to an insurance policy at an insurance company known to be solvent and established in France covering all pecuniary consequences of its civil, professional, criminal and/or contractual liability for corporal and material damages caused to Cdiscount and to third parties in the context of execution of the Contract. CCV commits to pay the premiums and dues for said insurance policy, and generally to respect all obligations needed to cover all the activities related to the Contract.

CCV must be prepared to present, upon simple demand from Cdiscount, a certificate dated and signed by its insurer proving insurance of civil professional liability, with its premiums charged to CCV, covering corporal and material damages. This certificate will specify the amount and extent of the guarantee, as well as the period of validity of the underwritten coverage.

12.          Confidentiality

Each Party commits to keep confidential all information it obtains on the occasion of the negotiation, conclusion, and execution of the Contract and thereafter, and all information following from it, and commits to refrain from communicating to anyone whatsoever, directly or indirectly, all or part of said information. If one of the Parties is confronted with a statutory or legal obligation to communicate confidential information to third parties, it must give prior notice of this to the other Party as rapidly as possible.

13.          Transfer — Change of Control

It is expressly agreed that the Contract is concluded by each of the Parties with consideration of the characteristics, competencies, reputation, reputation of the administrative directors of, and stockholders, of the other Party, and its capital composition, and the guarantees which it is giving.

Consequently, on one hand, neither of the two Parties may under any circumstance transfer this present Contract, or lease a management under this present contract, without the express prior authorization of the other Party.

On the other hand, in the case of a change in capital distribution, or a transfer, or a merger, of one of the two Parties, to or with any physical or moral person whatsoever, the Party involved in this modification (hereinafter named Party 1) must give prior notice to the other Party (hereinafter named Party 2) (the meaning of a transfer includes, specifically, a contribution to a company, an absorption, a transfer of business, and a change in majority in the distribution of company capital).

In this case, Party 2 reserves the right to choose to continue or cancel the Contract, on the condition that it must notify Party 1 of this decision, by registered letter with return receipt, within one month after Party 1 has notified it of the modification. If Party 2 chooses to cancel the Contract, it will be cancelled without indemnity of any kind, within 6 months. If Party 2 chooses to continue the Contract, Party 1 commits to obligate its successor to carry out the execution of the present Contract for the time that remains, and its contractual obligations will remain in effect until the end of the contract.

14.          Applicable Law — Jurisdiction

The Contract is governed by French law. IN THE CASE OF DISPUTES RELATED TO THE CONTRACT, THE PARIS COURT OF COMMERCE HAS EXCLUSIVE COMPETENCE, WHETHER IN THE CASE OF MULTIPLE DEFENDANTS OR OF A WARRANTY CLAIM, EMERGENCY PROCEDURES OR CAUTIONARY PROCEDURES.

Created 16 July 2013 in Bordeaux

FOR CDISCOUNT	FOR CCV
[signature]	[signature]

Attachment 1: Prices

Attachment 2: Specifications

ATTACHMENT 1

	PRICES APPLICABLE UP TO 08/2013			PRICES APPLICABLE STARTING 09/2013
	Cdiscount			Cdiscount
	Base price	[illegible]	[illegible]		Base price	[illegible]	[illegible]
Delivery 1	16.26	6.35		Delivery 1	15.47	6.03
Delivery 2	28.37	12.69	50%	Delivery 2	26.95	12.06	50%
Delivery 3	40.46	12.69		Delivery 3	38.44	12.06

Increase in distance		Increase in distance
Increase zone 1	0%	Increase zone 1	0%
Increase zone 2	0%	Increase zone 2	0%
Increase zone 3	0%	Increase zone 3	0%

	Increase in weight in euros						Increase in weight in euros
	from 15 to 50						from 15 to 50
		kg	over 50kg	Tranche				kg	over 50kg	Tranche
				kg						kg
	[illegible]	50					[illegible]
	Delivery 1	7.80	0.90	5	Weight Standard for one piece	15.0	Delivery 1	2.66	0.89	5
	Delivery 2	1.55	1.20	5	kg		Delivery 2	[illeg.]	1.[illeg.]	5
Weight Standard for one piece 15.0 kg	0						0

	Increase in volume in Euros			Tranche			Increase in volume in Euros			Tranche
Volume	from 0.25 to 0.45 m3			m3			from 0.25 to 0.45 m3			m3
Standard
for one	kg		more than 0.45					kg	more than
piece	m3						0.45 m3
0.25	[illegible]	0.45		0.10	Volume					0.10
m3	Delivery			0.10	Standard for one piece	0.25	[illegible]	0.45		0.10
	1	2.60	[illegible]		m3		Delivery
	Delivery						1	2.47	0.82
	2	3.39	1.10				Delivery
							2	3.22	1.87

CCV gives Cdiscount a 5% discount on its net turnover in euros invoiced by CCV on the basis of the CCV Price for services carried out in the year 2013 if Cdiscount entrusts to CCV at least 30,000 packages per month. This discount will be paid by CCV to Cdiscount in the form of a credit note for each month during the course of which this [illegible] , and calculated on the basis of net turnover in euros invoiced by CCV for that month.

This discount will be taken into account in the comparison with the Market Price.

Starting 1 September 2013, CCV gives to Cdiscount, up until 31 December 2013, an unconditional discount of 5% of the net turnover in euros invoiced monthly by CCV on the basis of the Price for Services completed. This discount will be applied directly to the CCV’s invoices sent to Cdiscount.

This discount will be taken into account in the comparison with the Market Price.